Exhibit 99.1

COMTECH ANNOUNCES FINANCIAL RESULTS
FOR SECOND QUARTER OF FISCAL 2026

Chandler, Ariz. – March 16, 2026 – Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”), a global communications technology leader, today reported financial results for its second quarter ended January 31, 2026.

Ken Traub, Chairman, President and CEO, stated:

“Comtech continued on its positive trajectory of improvement, as we delivered our fourth consecutive quarter of positive operating cash flow and ended the quarter with approximately $50 million of total liquidity. With net bookings of $175 million in the quarter, we have achieved a book-to-bill ratio of 1.64x, increased our backlog to $732 million and maintained our revenue visibility at approximately $1.1 billion. As previously disclosed, we have streamlined our product lines and are more selective in the customer orders we accept. As a result of these deliberate decisions, as well as the temporary impact of the U.S. government shutdown, consolidated net sales decreased from $127 million in the second quarter of fiscal 2025 to $107 million this past quarter. But importantly, we increased gross profit from $34 million to $36 million, increased our gross profit percentage from 27% to 34% and increased Adjusted EBITDA from $2.9 million to $9.1 million. These improvements are due to the initiatives we have implemented to enhance operational efficiency, reduce the cost structure and focus our product development and sales efforts on strategic, higher operating margin products. As a result of our improved performance and stronger financial position, we continue to see increased support and enthusiasm from current and prospective customers, vendors and employees.”

Consolidated Financial Results

•Net sales of $106.8 million

•Gross profit of 33.9%

•Operating loss of $1.2 million and net loss attributable to common shareholders of $20.2 million

•Adjusted EBITDA (a Non-GAAP financial measure) of $9.1 million, or 8.6% of net sales

•Net bookings of $175.4 million, representing a book-to-bill ratio of 1.64x

•Funded backlog of $731.6 million and revenue visibility of approximately $1.1 billion

•GAAP cash flows provided by operations of $4.9 million

•Total liquidity at quarter end of $49.9 million

Second Quarter Fiscal 2026 Results Commentary

Consolidated
Consolidated net sales were $106.8 million, a decrease of 15.6% compared to $126.6 million reported in the second quarter of fiscal 2025. As anticipated, the decline in net sales in the Satellite and Space Communications (“S&S”) segment primarily reflects the Company’s decision to phase out and eliminate certain low margin and working capital intensive revenues, as well as the impact of the recent U.S. government shutdown. Examples include contracts for services, including the Very Small Aperture Terminal (“VSAT”) Satellite Systems and Services contract and the Global Field Service Representative (“GFSR”) contract, as well as legacy troposcatter related products and services. As part of this repositioning, S&S is pursuing sales of innovative, higher-margin solutions, such as digital common ground modems, network solutions and rapidly deployable multi-path radios (“MPRs”). Allerium reported higher net sales in all three of its product areas compared to the prior year period.

Consolidated gross profit was $36.2 million, or 33.9% of consolidated net sales, an increase from $33.7 million, or 26.7% of consolidated net sales, reported in the second quarter of fiscal 2025. The year-over-year improvement in consolidated gross profit, both in dollars and as a percentage of net sales, reflects overall product mix changes and improved operational and financial performance as a result of the Company’s transformation initiatives to, among other things, enhance operational efficiency, streamline product lines with a focus on strategic, higher operating margin products and reduce cost structures. The improvement in the Company’s quarterly gross profit percentage builds upon the improving quarterly trend achieved throughout fiscal 2025 and the first quarter of fiscal 2026.

Consolidated operating loss was $1.2 million, compared to an operating loss of $10.3 million in the second quarter of fiscal 2025. The improvement from the second quarter of fiscal 2025 is primarily the result of higher gross profit, both in dollars and as a percentage of consolidated net sales, and lower selling, general and administrative expenses, including lower restructuring costs, no proxy solicitation costs and lower amortization of stock-based compensation, offset in part by higher CEO transition costs that included a net benefit from the recovery of certain legal related expenses in the prior year period. Operating loss in the second quarter of fiscal 2026 reflects $5.0 million of amortization of intangibles, $1.6 million of restructuring costs (of which $0.7 million and $0.9 million related to the S&S and Unallocated segments, respectively), $0.4 million of amortization of stock-based compensation and $0.3 million of CEO transition costs. Excluding such items, consolidated operating income for this past quarter would have been $6.2 million, or 5.8% of consolidated net sales.

Consolidated net loss attributable to common stockholders was $20.2 million, compared to a net loss attributable to common stockholders of $22.4 million in the second quarter of fiscal 2025. In addition to those items described above, and as more fully discussed in the Company’s SEC filings, the more recent period included $6.5 million of net dividends related to the Company’s Convertible Preferred Stock, compared to $26.4 million of net deemed contributions in the prior year period.

Consolidated Adjusted EBITDA (a Non-GAAP financial measure) was $9.1 million, compared to $2.9 million in the second quarter of fiscal 2025, representing an increase of 214%. The year-over-year improvement in Adjusted EBITDA reflects the improvement in operating income described above and the Non-GAAP reconciliations described in the appendix.

Consolidated net bookings were $175.4 million, an increase of 120.9% compared to the second quarter of fiscal 2025. Consolidated net bookings include over $107.0 million of incremental funding toward a multi-year contract extension, valued in excess of $130.0 million and awarded to Comtech’s Allerium segment by a domestic Tier 1 mobile network operator. The book-to-bill ratio in the second quarter of fiscal 2026 was 1.64x, compared to 0.63x in the second quarter of fiscal 2025. As part of the Company’s transformation plan, it has refocused and prioritized its product development and sales efforts to eliminate certain low-margin revenue and target higher-margin opportunities in which it has greater differentiation and to optimize cash flow.

Consolidated backlog was $731.6 million as of January 31, 2026, compared to $763.8 million as of January 31, 2025 and $672.1 million as of July 31, 2025. Revenue visibility, measured as the sum of funded backlog and the total unfunded value of certain multi-year contracts, was approximately $1.1 billion at the end of the second quarter.

GAAP cash flows provided by operations were $4.9 million, an improvement from the second quarter of fiscal 2025 cash flows used in operations of $0.2 million. This is Comtech’s fourth consecutive quarter of positive operating cash flows and reflects improved operating income and favorable changes in networking capital requirements, due primarily to improved accountability and process disciplines, as well as the timing of and progress toward completion on contracts accounted for over time, including related shipments, billings and collections.

Operating cash flows in the second quarter of fiscal 2026 include aggregate net cash payments for interest and taxes of $4.9 million, compared to $5.6 million in the second quarter of fiscal 2025. Operating cash flows for the second quarter of fiscal 2026 and 2025 also include $4.2 million and $5.6 million, respectively, in aggregate net cash payments for restructuring costs, including severance, proxy solicitation costs and CEO transition costs.

Satellite and Space Communications (“S&S”) Segment
S&S net sales were $50.6 million, a decrease of 31.3% compared to the second quarter of fiscal 2025. As anticipated, the decline in net sales in the S&S segment primarily reflects the Company’s decision to phase out and eliminate certain low margin and working capital intensive revenues, as well as the impact of the recent U.S. government shutdown. Examples include contracts for services, including its legacy VSAT, GFSR and troposcatter related products and services. As part of this repositioning, S&S is pursuing sales of innovative, higher-margin solutions, such as digital common ground modems, network solutions and rapidly deployable MPRs.

S&S operating income was $2.5 million, compared to operating income of $1.2 million in the second quarter of fiscal 2025. S&S operating income in the second quarter of fiscal 2026 was impacted by $0.7 million of restructuring costs to streamline its operations, compared to $1.4 million in the second quarter of fiscal 2025. The year-over-year improvement in S&S operating income primarily reflects lower selling, general and administrative expenses (due to cost reduction actions), partially offset by lower net sales and gross profit, in dollars, and higher research and development expenses.

S&S Adjusted EBITDA was $5.4 million in the second quarter of fiscal 2026, compared to $4.7 million in the prior year period. Compared to the prior year period, Adjusted EBITDA reflects those factors discussed above.

S&S’ book-to-bill ratio for the second quarter of fiscal 2026 was 0.68x. This ratio compares to 0.64x in the second quarter of fiscal 2025.

Key S&S contract awards during the second quarter of fiscal 2026 included:

•over $5.5 million of funded orders from several international government end customers of Comtech’s troposcatter Family of Systems ("FoS"), including its rapidly deployable MPRs and Modular Transportable Transmission Systems ("MTTS");

•incremental funding in excess of $4.5 million for ongoing training and support of complex cybersecurity operations for U.S. government customers;

•approximately $2.8 million in funded orders for high-frequency band amplifiers for use by a provider of high-speed satellite broadband services and secure networking systems covering military and commercial markets;

•over $1.8 million in funded orders from the U.S. Navy for non-recurring engineering services;

•approximately $1.2 million in funded orders for Comtech’s software-defined, satellite communications network applications in support of upgrading domestic air traffic control platforms;

•in excess of $1.0 million in follow-on orders for high-power amplifiers in support of an electronic warfare and countermeasures space program led by a U.S. government agency; and

•over $1.0 million in funded orders for products and services related to electrical, electronic and electro-mechanical (“EEE”) space parts and components in support of an international end customer’s rocket launch initiatives.

In September 2025, as part of the Company’s operational efficiency and cost savings plans, S&S decided to migrate certain production capabilities and operational functions to its manufacturing operations in Chandler, Arizona. This initiative is expected to be substantially completed in fiscal 2026, result in increased manufacturing efficiencies, allow S&S to further optimize its facilities footprint and result in recurring annualized cost savings over time of approximately $3.0 million.

In March 2025, S&S also announced the delivery of its first Digital Common Ground 7000 (“DCG-7000”) high speed, small form factor, software-defined modems to Lite Coms for integration, interoperability and performance testing across diverse government and commercial satellite communications applications and ground terminal configurations. DCG-7000 modems support DVB-S2X, along with other protected waveforms, and incorporates modern cybersecurity design principles, including integrated Transmission Security (“TRANSEC”) for over-the-air transmission.

Allerium Segment
Allerium net sales were $56.2 million, an increase of 6.2% compared to the second quarter of fiscal 2025. Compared to the prior year period, Allerium experienced higher net sales in all three product areas (location-based, NG-911 and call handling solutions). Such increase reflects the continued adoption of Allerium’s solutions by new customers, as well as the migration of more PSAPs onto Allerium’s NG-911 core services, cloud-based platforms and monthly recurring revenue streams.

Allerium operating income was $5.5 million, compared to $3.4 million in the second quarter of fiscal 2025. The year-over-year increase in Allerium’s operating income primarily reflects higher net sales and gross profit (both in dollars and as a percentage of segment net sales) and lower research and development expenses while Allerium evaluates and invests in cloud-based and AI-infused software applications designed to deliver advanced emergency communication platforms to its customers. Such improvement in Allerium’s operating income was offset, in part, by higher selling, general and administrative expenses.

Allerium’s Adjusted EBITDA was $11.3 million, compared to $8.9 million in the second quarter of fiscal 2025. Compared to the prior year period, Adjusted EBITDA reflects those factors discussed above.

Allerium’s book-to-bill ratio in the second quarter of fiscal 2026 was 2.51x, compared to 0.61x in the prior year period.

With strategic wins in the U.S., Canada and Australia, the Company believes its position as a trusted leader in 911, NG-911 and public safety applications positions Allerium increasingly well to deliver similarly sophisticated solutions for other types of emergencies. New emergency requesting devices, such as “wearables,” vehicles, smart speakers and AI capable cameras, and new delivery methods, such as through satellite networks, are expected to drive innovation and growth for Allerium within the public safety market over time.

Key Allerium contract awards during the second quarter of fiscal 2026 included:

•over $107.0 million of incremental funding toward a multi-year contract extension, valued in excess of $130.0 million, by Allerium’s largest customer, a leading telecommunications company in the U.S.;

•in excess of $10.5 million in multi-year funding toward the deployment of a new NG-911 system in the south central region of the U.S.;

•approximately $3.0 million of funding from a domestic Tier 1 mobile network operator for advanced mobile location center software features;

•over $2.0 million of incremental funding for certain upgrades to an existing NG-911 customer’s statewide platform;

•approximately $2.0 million of funding related to an existing customer’s renewal of backend 911 communication-related services ultimately provided to other telecom providers, VoIP companies and messaging platforms;

•in excess of $1.6 million of funding for a new multi-year contract to deploy Allerium’s NG-911 Guardian call handling solutions in a Canadian province;

•approximately $1.6 million of incremental funding from a domestic Tier 1 mobile network operator for various ESInet and location-based solutions;

•approximately $1.5 million of funding to provide software engineering services to Allerium’s largest customer in support of new features for wireless communication applications; and

•in excess of $1.0 million of funding related to an existing customer’s renewal of Allerium’s NG-911 Guardian call handling solution in a Northeastern state.

Litigation Update

As previously disclosed, in March 2024, Comtech terminated Ken Peterman, its President and CEO at the time, for Cause. Also, as previously disclosed, Mr. Peterman filed a claim against the Company with the American Arbitration Association (“AAA”) claiming he was owed direct contractual damages in excess of $6 million and consequential damages in excess of $35 million. Comtech has defended itself and filed counterclaims against Mr. Peterman seeking damages for breach of fiduciary duty, malicious prosecution, abuse of process, breach of contract and defamation. In January 2026, Mr. Peterman's counsel wrote to the AAA with two motions, (i) voluntarily withdrawing Mr. Peterman's claims against Comtech, and (ii) seeking dismissal of Comtech's counterclaims against Mr. Peterman. In January 2026, the AAA granted Mr. Peterman’s motion to withdraw all of his claims against Comtech in the arbitration, but rejected Mr. Peterman's motion for dismissal of Comtech's counterclaims. Comtech’s counterclaims are still pending against Mr. Peterman.

Capital Structure and Liquidity

As previously disclosed, Comtech amended its Credit Facility and Subordinated Credit Facility on October 17, 2024, March 3, 2025 and July 21, 2025 to, among other things, suspend testing of the Net Leverage Ratio and Fixed Charge Coverage Ratio covenants until the four-quarter period ending on January 31, 2027. Such amendments, combined with the Company’s significantly improved operational and financial performance, led to Comtech’s enhanced financial flexibility and removal of its going concern disclosures in its fiscal 2025 Form 10-K filed in November 2025.

At January 31, 2026 and March 13, 2026:

•Total outstanding borrowings under Comtech’s Credit Facility was $124.7 million; of such amount, $7.6 million was drawn on the Revolver Loan (reflecting repayments of $5.0 million on each of December 1, 2025 and January 8, 2026);

•Total outstanding borrowings under Comtech’s Subordinated Credit Facility were $102.8 million and $103.4 million, respectively, including interest paid-in-kind or accrued on the $35.0 million subordinated priority term loan; such amounts do not include the $32.5 million Make-Whole Amount associated with the $65.0 million portion of the Subordinated Credit Facility (pursuant to the terms of the Subordinated Credit Facility, as of both January 31, 2026 and March 13, 2026, the Make-Whole Amount percentage for each tranche within the $65.0 million of principal is 50.0%);

•The liquidation preference of the Company’s outstanding convertible preferred stock was $213.4 million and $215.7 million, respectively (excluding potential increases in the liquidation preference and other obligations that could be triggered by, among other things, breaches of covenants and/or asset sales resulting in a change in control of the Company); and

•The Company’s available sources of liquidity totaled $49.9 million and $38.0 million, respectively, which includes qualified cash and cash equivalents of $30.2 million and $18.4 million, respectively, and the remaining available portion of the Revolver Loan of $19.6 million as of each date.

Conference Call and Webcast Information

Comtech will host a conference call with investors and analysts on Monday, March 16, 2026, at 4:30 pm Eastern Time.

A live webcast of the conference call will be accessible on the Investor Relations section of Comtech’s website at www.comtech.com/investors. Alternatively, investors can access the conference call by dialing (800) 225-9448 (primary) or (203) 518-9708 (alternate) and using the conference I.D. of “Comtech.” A replay will be available through Monday, March 30, 2026, by dialing (800) 839-1198 or (402) 220-0458.

About Comtech

Comtech Telecommunications Corp. delivers trusted mission-critical communications solutions used by military forces, government agencies, public safety organizations, mobile network operators and communities around the world. With nearly 60 years of global communications technology leadership, Comtech provides secure, resilient systems proven to perform in the world’s most demanding environments. Through advanced satellite and space communications systems and Allerium’s Next Generation 9-1-1 emergency services and location-intelligence platforms, Comtech delivers reliable connectivity across orbit, network and ground to keep essential missions, services and communities connected when it matters most. For more information, please visit www.comtech.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information in this press release contains, and oral statements made by its representatives from time to time may contain, forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “outlook,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would,” and similar references to future periods, or the negative of those words and expressions, as well as statements in future tense. Forward-looking statements include, among others, statements regarding its expectations for its strategic alternatives process, its expectations for further portfolio-shaping opportunities, its expectations for other operational initiatives, its expectations for completing further financing initiatives, its future performance and financial condition, the plans and objectives of its management and its assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under its control which may cause its actual results, future performance and financial condition, and achievement of its plans and objectives of its management to be materially different from the results, performance or other expectations implied by these forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or its good faith belief with respect to future events, and is subject to risks and uncertainties that are difficult to predict and many of which are outside of its control. Factors that could cause actual results to differ materially from current expectations include, among other things: the outcome and effectiveness of the aforementioned strategic alternatives process, further portfolio-shaping opportunities, other operational initiatives, and the completion of further financing activities; its ability to access capital and liquidity; its ability to implement changes in its executive leadership; the possibility that the expected benefits from its strategic activities will not be fully realized, or will not be realized within the anticipated time periods; the risk that acquired businesses will not be integrated successfully; impacts from, and uncertainties regarding, future actions that may be taken by activist stockholders; the possibility of disruption from acquisitions or dispositions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that it will be unsuccessful in implementing a tactical shift in its Satellite and Space Communications segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products and solutions with higher margins; the nature and timing of its receipt of, and its performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; the timing and amount of adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements or rebranding; changing customer demands and/or procurement strategies and its ability to scale opportunities and deliver solutions to current and prospective customers; changes and uncertainty in prevailing economic and political conditions (including financial and capital market conditions), including as a result of military conflicts or any tariff, trade restrictions or similar matters; impact of government shutdowns; changes to government procurement practices; changes in the price of oil in global markets; changes in prevailing interest rates and foreign currency exchange rates; risks associated with its legal proceedings, customer claims for indemnification, and other similar matters; risks associated with its obligations under its credit facilities; risks associated with its large contracts; risks associated with supply chain disruptions; and other factors described in this and its other filings with the Securities and Exchange Commission (“SEC”). However, these risks are not the only risks that it faces. Additional risks and uncertainties, not currently known to the Company or that do not currently appear to be material, may also materially adversely affect its business, financial condition and/or operating results in the future. The Company describes risks and uncertainties that could cause actual results and events to differ materially in the “Risk Factors” (Part I, Item 1A), “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (Part II, Item 7) and “Quantitative and Qualitative Disclosures about Market Risk” (Part II, Item 7A) sections of its Annual Report on Form 10-K, filed with the SEC on November 10, 2025, as the same may be updated from time to time in the Company's various filings with the SEC. The Company does not intend to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

Investor Relations Contact	Media Contacts
Maria Ceriello	Jamie Clegg	Longacre Square Partners
631-962-7115	480-532-2523	comtech@longacresquare.com
Maria.Ceriello@comtech.com	Jamie.Clegg@comtech.com

Appendix:
•Condensed Consolidated Statements of Operations (Unaudited)
•Condensed Consolidated Balance Sheets (Unaudited)
•Condensed Consolidated Statements of Cash Flows (Unaudited)
•Use of Non-GAAP Financial Measures

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
Net sales	$106,761,000	126,574,000	$217,793,000	242,374,000
Cost of sales	70,538,000	92,834,000	144,804,000	194,118,000
Gross profit	36,223,000	33,740,000	72,989,000	48,256,000

Expenses:
Selling, general and administrative	27,681,000	33,832,000	57,619,000	85,476,000
Research and development	4,430,000	4,354,000	8,220,000	8,067,000
Amortization of intangibles	5,043,000	5,043,000	10,087,000	11,636,000
CEO transition costs	305,000	(331,000)	1,056,000	267,000
Proxy solicitation costs	—	1,099,000	—	2,682,000
Impairment of long-lived assets, including goodwill	—	—	—	79,555,000
	37,459,000	43,997,000	76,982,000	187,683,000

Operating loss	(1,236,000)	(10,257,000)	(3,993,000)	(139,427,000)

Other expenses (income):
Interest expense	11,224,000	11,008,000	22,777,000	20,540,000
Interest (income) and other	(208,000)	(126,000)	(431,000)	509,000
Change in fair value of warrants and derivatives	1,366,000	28,568,000	2,716,000	34,092,000
Write-off of deferred financing costs and debt discounts	—	—	—	1,412,000

Loss before provision for (benefit from) income taxes	(13,618,000)	(49,707,000)	(29,055,000)	(195,980,000)
Provision for (benefit from) income taxes	17,000	(968,000)	459,000	1,166,000

Net loss	$(13,635,000)	(48,739,000)	$(29,514,000)	(197,146,000)

Gain on extinguishment of convertible preferred stock	—	—	—	51,179,000

Adjustments to reflect redemption value of convertible preferred stock:
(Dividends) deemed contributions on convertible preferred stock, net	(6,525,000)	26,383,000	(10,428,000)	(32,251,000)
Net loss attributable to common stockholders	$(20,160,000)	(22,356,000)	$(39,942,000)	(178,218,000)

Net loss per common share:
Basic	$(0.68)	(0.76)	$(1.34)	(6.06)
Diluted	$(0.68)	(0.76)	$(1.34)	(6.06)

Weighted average number of common shares outstanding – basic	29,824,000	29,339,000	29,721,000	29,393,000

Weighted average number of common and common equivalent shares outstanding – diluted	29,824,000	29,339,000	29,721,000	29,393,000

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31, 2026	July 31, 2025
Assets
Current assets:
Cash and cash equivalents	$32,826,000	40,019,000
Accounts receivable, net	127,871,000	144,837,000
Inventories, net	66,005,000	68,955,000
Prepaid expenses and other current assets	14,923,000	16,375,000
Total current assets	241,625,000	270,186,000
Property, plant and equipment, net	44,905,000	43,410,000
Operating lease right-of-use assets, net	31,577,000	30,812,000
Goodwill	204,625,000	204,625,000
Intangibles with finite lives, net	163,018,000	173,105,000
Deferred financing costs, net	1,590,000	1,907,000
Other assets, net	16,489,000	16,790,000
Total assets	$703,829,000	740,835,000
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,061,000	25,965,000
Accrued expenses and other current liabilities	50,701,000	58,423,000
Current portion of credit facility	4,050,000	4,050,000
Operating lease liabilities, current	6,282,000	7,250,000
Contract liabilities	58,142,000	62,546,000
Interest payable	47,000	15,000
Total current liabilities	143,283,000	158,249,000
Non-current portion of credit facility, net	107,665,000	114,414,000
Non-current portion of subordinated credit facility, net	103,466,000	95,588,000
Operating lease liabilities, non-current	31,162,000	29,376,000
Income taxes payable, non-current	1,842,000	1,818,000
Deferred tax liability, net	4,034,000	4,619,000
Long-term contract liabilities	19,040,000	21,005,000
Warrant and derivative liabilities	23,017,000	17,849,000
Other liabilities	4,741,000	3,950,000
Total liabilities	438,250,000	446,868,000
Commitments and contingencies
Convertible preferred stock, par value $0.10 per share; authorized and issued 178,181 shares at January 31, 2026 (redemption value of $213,443,000 which includes accrued dividends of $1,589,000) and authorized and issued 178,181 shares at July 31, 2025 (redemption value of $204,153,000, which includes accrued dividends of $1,520,000)	199,973,000	189,545,000
Stockholders’ equity:
Preferred stock, par value $0.10 per share; authorized and unissued 1,821,819 shares at both January 31, 2026 and July 31, 2025, respectively	—	—
Common stock, par value $0.10 per share; authorized 100,000,000 shares; issued 44,708,747 and 44,443,626 shares at January 31, 2026 and July 31, 2025, respectively	4,471,000	4,444,000
Additional paid-in capital	539,393,000	548,722,000
Retained deficit	(36,409,000)	(6,895,000)
	507,455,000	546,271,000
Less:
Treasury stock, at cost (15,033,317 shares at January 31, 2026 and July 31, 2025)	(441,849,000)	(441,849,000)
Total stockholders’ equity	65,606,000	104,422,000
Total liabilities, convertible preferred stock and stockholders’ equity	$703,829,000	740,835,000

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	(Unaudited)		(Unaudited)
	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
Cash flows from operating activities:
Net loss	$(13,635,000)	(48,739,000)	$(29,514,000)	(197,146,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment	2,965,000	2,779,000	5,965,000	5,674,000
Amortization of intangible assets	5,043,000	5,043,000	10,087,000	11,636,000
Amortization of stock-based compensation	412,000	1,170,000	1,539,000	1,325,000
Amortization of cost to fulfill assets	—	—	—	261,000
Paid-in-kind interest under term loan	—	3,446,000	—	5,528,000
Amortization of deferred financing costs, debt discount and accreted interest related to subordinated credit facility	5,204,000	1,315,000	10,396,000	1,563,000
Amortization of deferred financing costs and debt discount related to credit facility	1,347,000	1,184,000	2,718,000	2,157,000
Write-off of deferred financing costs and debt discounts	—	—	—	1,412,000
Change in fair value of warrants and derivatives	1,366,000	28,568,000	2,716,000	34,092,000
Loss on disposal of property plant and equipment	—	299,000	—	299,000
(Benefit from) provision for allowance for doubtful accounts and contract assets	(87,000)	418,000	(542,000)	17,861,000
Provision for excess and obsolete inventory	858,000	988,000	995,000	13,534,000
Deferred income tax benefit	(254,000)	(327,000)	(586,000)	(493,000)
Impairment of long-lived assets, including goodwill	—	—	—	79,555,000
Changes in assets and liabilities, net of effects of divestitures:
Accounts receivable	12,491,000	13,249,000	17,508,000	10,537,000
Inventories	982,000	(585,000)	1,955,000	(1,799,000)
Prepaid expenses and other current assets	(23,000)	1,150,000	925,000	155,000
Other assets	277,000	(156,000)	286,000	(1,252,000)
Accounts payable	(2,521,000)	(324,000)	(3,064,000)	1,386,000
Accrued expenses and other current liabilities	(7,758,000)	(3,427,000)	(3,449,000)	(8,314,000)
Contract liabilities	(2,460,000)	(5,218,000)	(6,369,000)	(1,000,000)
Other liabilities, non-current	711,000	80,000	796,000	185,000
Interest payable	47,000	90,000	32,000	(431,000)
Income taxes payable	(95,000)	(1,237,000)	552,000	1,235,000
Net cash provided by (used in) operating activities	4,870,000	(234,000)	12,946,000	(22,040,000)
Cash flows from investing activities:
Purchases of property, plant and equipment	(4,428,000)	(1,653,000)	(7,684,000)	(4,068,000)
Net cash used in investing activities	(4,428,000)	(1,653,000)	(7,684,000)	(4,068,000)
Cash flows from financing activities:
Proceeds from subordinated credit facility	—	—	—	25,000,000
Payments under revolving loan	(10,000,000)	—	(10,000,000)	—
Repayment of term loan	(1,012,000)	—	(2,025,000)	—
Proceeds from issuance of employee stock purchase plan shares	24,000	45,000	46,000	83,000
Payment of deferred financing costs	—	(401,000)	—	(3,158,000)
Remittance of employees’ statutory tax withholding for stock awards	(259,000)	(515,000)	(448,000)	(1,181,000)
Payment of shelf registration costs	—	(76,000)	—	(170,000)
Cash dividends paid on common stock	(4,000)	(118,000)	(28,000)	(157,000)
Payment of convertible preferred stock issuance costs	—	(26,000)	—	(76,000)
Net cash (used in) provided by financing activities	(11,251,000)	(1,091,000)	(12,455,000)	20,341,000
Net decrease in cash and cash equivalents	(10,809,000)	(2,978,000)	(7,193,000)	(5,767,000)
Cash and cash equivalents at beginning of period	43,635,000	29,644,000	40,019,000	32,433,000
Cash and cash equivalents at end of period	$32,826,000	26,666,000	$32,826,000	26,666,000

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding the Company’s financial results, this release contains “Non-GAAP financial measures” under the rules of the SEC. The Company’s Adjusted EBITDA is a Non-GAAP measure that represents earnings (loss) before interest, income taxes, depreciation, amortization of intangibles, impairment of long-lived assets, including goodwill, amortization of cost to fulfill assets, amortization of stock-based compensation, CEO transition costs, change in fair value of warrants and derivatives, proxy solicitation costs, restructuring costs, strategic emerging technology costs (for next-generation satellite technology), and write-off of deferred financing costs and debt discounts, and in the recent past, acquisition plan expenses, change in fair value of the convertible preferred stock purchase option liability, COVID-19 related costs, facility exit costs, strategic alternatives expenses and other and loss on business divestiture. These items, while periodically affecting its results, may vary significantly from period to period and may have a disproportionate effect in a given period, thereby affecting the comparability of results. Although closely aligned, the Company’s definition of Adjusted EBITDA is different than EBITDA (as such term is defined in its Credit Facility and Subordinated Credit Facility) utilized for financial covenant calculations and also may differ from the definition of EBITDA or Adjusted EBITDA used by other companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, as well as adjusted operating income (loss), net income (loss) attributable to common shareholders and net income (loss) per diluted common share, as presented in the tables, are Non-GAAP measures. These Non-GAAP measures are frequently requested by investors and analysts. The Company believes that investors and analysts may use these Non-GAAP measures along with other information contained in its SEC filings, including GAAP measures, in assessing its performance and comparability of its results with other companies. The Company’s Non-GAAP measures reflect the GAAP measures as reported, adjusted for certain items as described herein and also excludes the effects of the Company’s outstanding convertible preferred stock. These Non-GAAP financial measures have limitations as an analytical tool as they exclude the financial impact of transactions necessary to conduct its business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. These measures are adjusted as described in the reconciliation of GAAP to Non-GAAP measures in the tables presented herein, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP. Investors are advised to carefully review the GAAP financial results that are disclosed in the Company’s SEC filings. As the Company has not provided future Non-GAAP financial guidance or targets, there is no need to reconcile its business outlook to the most directly comparable GAAP measures. Furthermore, even if guidance or targets had been provided, items such as stock-based compensation, adjustments to the provision for income taxes, amortization of intangibles and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted at this time. For example, quantification of stock-based compensation expense requires inputs such as the number of shares granted and market price that are not currently ascertainable. Accordingly, reconciliations to the Non-GAAP forward looking metrics would not be available without unreasonable effort and such unavailable reconciling items could significantly impact the Company’s financial results.

	Three months ended January 31,		Six months ended January 31,		Fiscal Year
	2026	2025	2026	2025	2025
Reconciliation of GAAP Operating loss to Adjusted EBITDA:
Operating loss	$(1,236,000)	$(10,257,000)	$(3,993,000)	$(139,427,000)	$(139,098,000)
Amortization of intangibles	5,043,000	5,043,000	10,087,000	11,636,000	21,723,000
Amortization of stock-based compensation	412,000	1,170,000	1,539,000	1,325,000	3,120,000
Impairment of long-lived assets, including goodwill	—	—	—	79,555,000	79,555,000
Amortization of cost to fulfill assets	—	—	—	261,000	261,000
Depreciation	2,965,000	2,779,000	5,965,000	5,674,000	11,798,000
Restructuring costs	1,642,000	3,400,000	4,083,000	9,884,000	15,585,000
CEO transition costs	305,000	(331,000)	1,056,000	267,000	2,117,000
Proxy solicitation costs	—	1,099,000	—	2,682,000	2,682,000
Strategic emerging technology costs	—	—	—	280,000	280,000
Adjusted EBITDA	$9,131,000	$2,903,000	$18,737,000	$(27,863,000)	$(1,977,000)

Reconciliations of GAAP consolidated results to the corresponding Non-GAAP measures are shown in the tables below (numbers and per share amounts in the tables may not foot due to rounding). Non-GAAP results reflect Non-GAAP provisions for (benefits from) income taxes based on year-to-date results, as adjusted for the Non-GAAP reconciling items included in the tables below. The Company evaluates its Non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. The Company’s Non-GAAP effective income tax rate can differ materially from its GAAP effective income tax rate.

	January 31, 2026
	Three months ended			Six months ended
	Operating (Loss) Income	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*	Operating (Loss) Income	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(1,236,000)	$(20,160,000)	$(0.68)	$(3,993,000)	$(39,942,000)	$(1.34)
Adjustments to reflect redemption value of convertible preferred stock	—	6,525,000	0.22	—	10,428,000	0.35
Change in fair value of convertible preferred stock purchase option liability	—	1,366,000	0.05	—	2,716,000	0.09
Amortization of intangibles	5,043,000	4,806,000	0.16	10,087,000	9,612,000	0.32
Amortization of stock-based compensation	412,000	412,000	0.01	1,539,000	1,539,000	0.05
Restructuring costs	1,642,000	1,642,000	0.06	4,083,000	4,083,000	0.14
CEO transition costs	305,000	305,000	0.01	1,056,000	1,056,000	0.04
Net discrete tax expense	—	(287,000)	(0.01)	—	(243,000)	(0.01)
Non-GAAP measures	$6,166,000	$(5,391,000)	$(0.18)	$12,772,000	$(10,751,000)	$(0.36)

	January 31, 2025
	Three months ended			Six months ended
	Operating (Loss) Income	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*	Operating Loss	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(10,257,000)	$(22,356,000)	$(0.76)	$(139,427,000)	$(178,218,000)	$(6.06)
Adjustments to reflect redemption value of convertible preferred stock	—	(26,383,000)	(0.90)	—	32,251,000	1.10
Change in fair value of convertible preferred stock purchase option liability	—	28,568,000	0.98	—	34,092,000	1.16
Gain on extinguishment of convertible preferred stock	—	—	—	—	(51,179,000)	(1.74)
Impairment of long-lived assets, including goodwill				79,555,000	79,555,000	2.71
Amortization of intangibles	5,043,000	4,806,000	0.16	11,636,000	11,161,000	0.38
Restructuring costs	3,400,000	3,222,000	0.11	9,884,000	9,458,000	0.31
Amortization of stock-based compensation	1,170,000	1,076,000	0.04	1,325,000	1,206,000	0.04
CEO transition costs	(331,000)	(308,000)	(0.01)	267,000	259,000	0.01
Proxy solicitation costs	1,099,000	1,022,000	0.03	2,682,000	2,523,000	0.09
Strategic emerging technology costs	—	—	—	280,000	266,000	0.01
Amortization of cost to fulfill assets	—	—	—	261,000	261,000	0.01
Net discrete tax expense	—	72,000	—	—	102,000	—
Non-GAAP measures	$124,000	$(10,281,000)	$(0.35)	$(33,537,000)	$(58,263,000)	$(1.98)

	Fiscal Year 2025
	Operating Loss	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(139,098,000)	$(204,251,000)	$(6.95)
Adjustments to reflect redemption value of convertible preferred stock	—	100,128,000	3.40
Gain on extinguishment of convertible preferred stock	—	(51,179,000)	(1.74)
Change in fair value of warrants and derivatives	—	(38,498,000)	(1.32)
Impairment of long-lived assets, including goodwill	79,555,000	79,555,000	2.71
Amortization of intangibles	21,723,000	20,774,000	0.71
Restructuring costs	15,585,000	14,860,000	0.51
Proxy solicitation costs	2,682,000	2,545,000	0.09
Amortization of stock-based compensation	3,120,000	3,120,000	0.11
CEO transition costs	2,117,000	2,009,000	0.07
Strategic emerging technology costs	280,000	266,000	0.01
Amortization of cost to fulfill assets	261,000	261,000	0.01
Net discrete tax benefit	—	(348,000)	(0.01)
Non-GAAP measures	$(13,775,000)	$(70,758,000)	$(2.41)

* Per share amounts may not foot due to rounding.

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